Exhibit 15

LETTER RE: UNAUDITED FINANCIAL INFORMATION

We are aware of the incorporation by reference in the Registration Statement of TRW Inc., on Form S-8 and in the related prospectus, of our report dated April 18, 2001 relating to the unaudited interim financial statements of TRW Inc. that is included in its Form 10-Q for the quarter ended March 31, 2001.

/s/ Ernst & Young LLP

Ernst & Young LLP

May 18, 2001
Cleveland, Ohio